February 26, 2019

Cornerstone Advisors Inc.
225-108th Avenue NE
Suite 400

Bellevue, Washington 98004-5782

Re:	Sub-Advisory Agreement between Driehaus Capital Management LLC and Cornerstone Advisors Inc. dated May 1, 2014 (the "Agreement")

This letter confirms that effective August 15, 2017, Cornerstone Advisors Inc. (the “Client”) wishes to amend the Agreement. The Client's Account will continue to be subject to and governed by the same terms and conditions of the Agreement subject to the following amendment that is effective August 15, 2017:

1.	The fee schedule notation listed on Schedule A of the Agreement shall be deleted and replaced with the attached.

Capitalized terms used in this letter without definition have the meanings assigned to them in the Agreement. Except as set forth in this letter, the Agreement remains unmodified and in full force.

Please confirm your agreement with this letter by signing the letter and returning it to Tom Seftenberg. The parties may execute this letter in one or more counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement between the parties.

Should you have any questions, please contact Tom Seftenberg at 312-932-3583.

Sincerely,

/s/ Janet McWilliams
Janet McWilliams
General Counsel

Agreed and Acknowledged:
Cornerstone Advisors Inc.

/s/ Jeff Huse
Name: Jeff Huse

DRIEHAUS CAPITAL MANAGEMENT LLC 25 East Erie Street | Chicago, IL 60611-2703, USA phone (312) 587-3800 | wwww.driehaus.com

SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

dated 1st day of May, 2014 between

CORNERSTONE ADVISORS INC.

and

DRIEHAUS CAPITAL MANAGEMENT LLC

The Fund will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

[Redacted]

DRIEHAUS CAPITAL MANAGEMENT LLC 25 East Erie Street | Chicago, IL 60611-2703, USA phone (312) 587-3800 | wwww.driehaus.com